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EXHIBIT 5

                      [LETTERHEAD OF PEPPER HAMILTON LLP]

August 18, 2000

Covalent Group, Inc.
One Glenhardie Corporate Center
1275 Drummers Lane, Suite 100
Wayne, Pennsylvania 19087

          Re: Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to Covalent Group, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 6,365,500 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), 6,015,500 of which (the "Covalent Partners Shares") were acquired by Covalent Partners from a former officer of the Company, and 350,000 shares of Common Stock which may be issued to certain of the Selling Shareholders upon conversion of warrants to purchase Common Stock pursuant to the terms of warrant agreements (the "Warrant Agreements") (the "Warrant Shares" and, together with the Covalent Partners Shares, the "Shares").

     The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (the "Registration Statement"); (ii) the Warrant Agreements; (iii) registration rights agreement between the Company and each of the Selling Shareholders; (iv) the Company's Certificate of Incorporation and Bylaws, as in effect on the date hereof; (v) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares; and (vi) such other documents relating to the Company and the proposed issuance of the Shares as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied exclusively upon statements and representations of officers and other representatives of the Company and others.
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     In addition, we have made such investigation of the Nevada General
Corporation Law (the "Nevada GCL") as we have considered appropriate for the purposes of rendering the opinions expressed herein. This opinion is limited to the Nevada GCL.

     Based upon and subject to the foregoing, we are of the opinion that the Covalent Partners Shares have been duly and validly issued and are fully-paid and non-assessable by the Company under the Nevada GCL and that when issued and delivered in accordance with the terms of the Warrant Agreements, the Warrant Shares will be duly and validly issued, fully paid and non-assessable by the Company under the Nevada GCL.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is furnished by us, as your counsel, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission or relied upon by any other person.


                                          Sincerely,


                                          PEPPER HAMILTON LLP

                                          /s/ Pepper Hamilton LLP